Exhibit 10.9

CONFIDENTIAL Sancilio and Company, Inc. 3874 Fiscal Ct., Ste. 200 Riviera Beach, FL 33404 Phone: 561.847.2302 Fax: 561.847.2312 www.sancilio.com

SANCILIO AND COMPANY, INC.

EXECUTIVE SEVERANCE PLAN

This Executive Severance Plan (the “Plan”) applies to the Chief Executive Officer (the “CEO”) of Sancilio and Company, Inc. (the “Company”) and executives of the Company who report directly to the CEO (collectively, with the CEO, the “Executives”), subject to the eligibility requirements set forth below.

1.	Amendment or Termination of the Plan.

The Board of Directors of the Company (or its Compensation Committee) may amend or terminate the Plan at any time; provided that during the 12-month period following a Change of Control, the Plan may not be terminated or amended in a way that would adversely affect an Executive.

2.	Eligibility.

An Executive will not receive benefits under the Plan if the Executive’s employment with the Company terminates for any reason other than a Change of Control Termination. In order to be eligible to receive any benefits under the Plan, the Executive must, within 21 days following the Termination Date, execute a general waiver and release, in a form acceptable to the Company (the “Release”), and such Release must become effective and irrevocable following any statutorily mandated revocation period (if any) in accordance with its terms. All benefits that an Executive may be or become entitled to under the Plan will terminate immediately if the Executive, at any time, violates any proprietary information or confidentiality obligation to the Company.

3.	Severance Benefits.

In the event that an Executive’s employment with the Company is terminated by reason of a Change of Control Termination at any time, the Executive shall be entitled to, in lieu of any other severance compensation and benefits whatsoever, the following payments and benefits (subject to the terms and conditions of this Policy), in addition to payment of any accrued and unpaid wages, and accrued and unused vacation, in accordance with applicable law:

(a) a lump sum cash payment equal to one times the sum of the Executive’s annual base salary at the rates in effect on the date of their separation from the Company, less all taxes or other applicable deductions that are normally deducted or in accordance with applicable legal requirements; provided that any reduction in base pay triggering the right to resign for Good Reason will not be taken into account when determining base pay hereunder a cash payment equal to the sum of the Executive’s then-annual salary;

(b) accelerated vesting, effective on the effective date of the Release, of all outstanding equity awards held by the Executive as of the Termination Date; and

(c) so long as the Executive timely elects (and remains eligible for) health benefits continuation pursuant to COBRA, payment by the Company of the Executive’s applicable premiums (including spouse or family coverage if the Executive had such coverage on the Termination Date) for such continuation coverage under COBRA (payable as and when such payments become due) during the period commencing on the Termination Date and ending on the earliest to occur of (i) the one year anniversary of the Termination Date, and (ii) the date on which the Executive and his or her covered dependents, if any, become eligible for health insurance coverage through another employer.

4.	Definitions.

“Cause” means (a) gross negligence or willful misconduct in the performance of duties to the Company (other than as a result of a disability) that has resulted or is likely to result in substantial and material damage to the Company, after a demand for substantial performance is delivered by the Company which specifically identifies the manner in which it believes the Executive has not substantially performed his/her duties and provides the Executive with a reasonable opportunity to cure any alleged gross negligence or willful misconduct; (b) commission of any act of fraud with respect to the Company or its affiliates; or (c) conviction of a felony or a crime involving moral turpitude causing material harm to the business and affairs of the Company. No act or failure to act by the Executive shall be considered “willful” if done or omitted by the Executive in good faith with reasonable belief that such action or omission was in the best interest of the Company.

CONFIDENTIAL Sancilio and Company, Inc. 3874 Fiscal Ct., Ste. 200 Riviera Beach, FL 33404 Phone: 561.847.2302 Fax: 561.847.2312 www.sancilio.com

“Change of Control” shall have the meaning set forth in the Company’s 2012 Employee, Director and Consultant Equity Incentive Plan, as amended.

“Change of Control Termination” means, within twelve (12) months following a Change of Control, any termination of the Executive’s employment with the Company (or its successor) (a) by the Company (or its successor) for any reason other than Cause or (b) by the Executive for Good Reason.

“Good Reason” means the Executive’s resignation from employment after the occurrence of one of the following events without the Executive’s consent: (a) a reduction of Executive’s base salary which is not part of a broad cost-cutting effort; (b) any requirement that Executive engage in any illegal or unethical conduct, after Executive has given the Company 30 days’ notice and opportunity to cure; (c) the Company’s failure to fully cure within thirty (30) days any material breach by the Company of the Plan or of any other material agreement between Executive and the Company, in each case which Executive has notified the Board in writing; (d) a relocation of Executive’s principal place of employment by more than thirty-five (35) miles; or (e) a material reduction in duties and responsibilities.

“Termination Date” shall mean the date of separation from service as an employee within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h).

5.	No Employment Agreement.

Nothing contained in the Plan shall be construed as a contract of employment between the Company and any executive, as a right of any employee to be continued in the employment of the Company, or as a limitation on the right of the Company to discharge any of its executives with or without cause. Furthermore, nothing contained in the Plan shall be construed as entitling any terminated executive to severance pay or other benefits unless that executive is eligible for, and meets all requirements for, specific severance benefits described in accordance with the terms of the Plan.

6.	Governing Law.

The Plan shall be subject to and governed by the laws of the State of Florida.

7.	Interpretation and Construction.

The provisions of the Plan are intended to comply with the provisions of Code Section 409A. If any provision of the Plan is subject to more than one interpretation or construction, such ambiguity shall be resolved in favor of that interpretation or construction which is consistent with such provisions not being subject to the provisions of Section 409A.